EXHIBIT (a)(1)(ix)

EMPLOYEE PRESENTATION MATERIALS

Take Stock

Stock Option Exchange Program Information

Welcome to the EFI Stock Option Exchange Program. This program gives you a special onetime opportunity to exchange your eligible "underwater" stock options, in most cases for a smaller number of restricted stock units, in other cases, for cash.

This presentation is meant to educate you about the EFI Stock Option Exchange Program. Based on this information you can evaluate your options and elect whether to participate. Educate. Evaluate. And Elect. That is what it means to "Take Stock" in the EFI Stock Option Exchange Program.

This presentation is intended for employees who are eligible to participate in the EFI Stock Option Exchange Program. Complete eligibility details can be found in the Offer to Exchange and the Questions and Answers included on the Stock Option Exchange Election Website https://webapps.efi.internal/exchange and on our intranet http://info-new/departments/hr/soe.asp

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Take Stock

Educate Evaluate Elect

EFI's E3—Educate, Evaluate, & Elect

Stock Option Exchange Election Website https://webapps.efi.internal/exchange

August 28 2009 2

This presentation only takes a few minutes to view from beginning to end and is available on the Stock Option Exchange Election Website https://webapps.efi.internal/exchange and the Stock Option Exchange Intranet Website http://info-new/departments/hr/soe.asp for review at any time.

You can go through it any way you want:

Repeating sections of the greatest interest to you

Skipping ahead to information

Or going back

The transcript is available in the notes section and complete information is available in the legal document called "Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units and/or Cash" ("Offer to Exchange" or "Offer") which is available at the locations mentioned and on file with The Securities and Exchange Commission (SEC). The Offer is also available on the SEC website at www.sec.gov . Additionally if you require copies of any of the documents, we will gladly provide them to you at no cost by contacting the Option Exchange Administrator at efioptionexchange@efi.com

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Educate

Transition Slide

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For EFI to be successful.

Employees' Personal and Financial Interests

Stockholders' Interests

EFI's Interests

August28 2009 4

For EFI to be successful, we believe employees need to think like stockholders. EFI's equity programs are designed to link the personal interests of employees with those of stockholders, and provide a way for employees to share in the long-term growth of the company.

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Stock Options vs. Restricted Stock Units (RSUs)

Stock Options RSUs !

Description The right to buy: The right to receive:

• A fixed number of share of EFI common stock • Shares of EFt common stock in the future

• At a fixed price

• For a fixed period of time

How It Works Once a stock option grant vests, you can exercise the When an RSU vests, you get a share of EFI common vested portion until the expiration date. stock

£Ff's stock price, determines the value you can realize An RSU has value equai to the current EF! common when you exercise the option: stack price less applicable taxes

• EFI's common stock price > option exercise

price Once EFI stock is issued to you following the vesting of

= Gain (after fees, taxes) the RSU, you can either keep it as an investment or sell

" EFI's Common stock price < option exercise It.

price

- Underwater

Options are generally taxed when they are exercised RSUs are generally taxed on vesting

Auguat2S 2005 5

Before we get into the mechanics of the program, let's review some basics about stock options and restricted stock units, or RSUs.

In the past, a key part of our equity program has been stock options. A stock option is the right to buy a fixed number of shares of EFI common stock called a grant—for a fixed price -called the exercise price—for a fixed period of time—called the option period.

Once a stock option grant vests, you can exercise the vested portion at any time until the expiration date of that option. Exercising an option means you buy the stock at the exercise price set on the date of the grant.

If the price of EFI's stock is greater than the exercise price when you exercise and sell the shares, you get the value (after any fees and taxes, of course).

However, when EFI's stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater, which is what many of our stock options are today.

A Restricted Stock Unit, or RSU, is the right to receive a full share of EFI common stock. However, that right is "restricted" until the stock unit vests. Once an RSU vests, a share of EFI stock is issued to you but you will have to pay the applicable taxes, in most cases, upon vesting. You can either keep it as an investment or sell it.

One advantage to RSUs is that they have value you can realize whether EFI common stock price goes up or down in the future.

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Being Underwater

The chart above shows the daily closing trading price of EFI's common stock as quoted on the NASDAQ between February IS 2009 and August IS 2009. EFI's stock price Is volatile and may be subject to significant fluctuations.

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The drop in EFI's stock price has resulted in many stock option grants being "underwater" -meaning that the exercise price of these stock options are higher than the current trading price of EFI's common stock.

For example, the per share exercise price of the January 11, 2005 broad-based grant is $16.17. For this grant to have value that you can realize, EFI's per share common stock price needs to increase above $16.17.

But on March 9, 2009 EFI closing stock price was $7.84. So as of that date those grants were more than $8 underwater.

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Stock Option Exchange Program

? Voluntary

? Exchange some, all or none of your eligible underwater options

? Receive new RSUs or, in certain cases, cash

The Offer will be open between August 31, 2009 and September 28, 2009 (9 PM PDT)

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As you heard a minute ago, the reason for offering stock is to reward you for your contributions to EFI's long-term success. However, we believe that when stock options are significantly underwater, they are less effective in helping us meet this goal.

We are offering a special one-time Stock Option Exchange Program to give you an opportunity to realize the value of your eligible underwater stock options. Through this Offer to Exchange, you can elect to exchange some, all, or none of your eligible underwater stock options. If you participate in the Offer, you will get a smaller number of RSUs or, in certain cases, cash.

The choice to participate in this Offer is yours. But the opportunity has a limited timeframe. The offering period opens on August 31, 2009 and closes on September 28, 2009 at 9:00 p.m. Pacific Daylight Time.

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Are You Eligible to Participate?

You are an active employee of EFI on August 31, 2009

a You remain actively employed by EFI through September 28, 2009 a You have at least one eligible option

Your eligible options are those options with the following terms:

Granted before February 28, 2009

Expiration date of March 28, 2010* or later

*	The option exercise price must be higher than closing trad ing price of EFI common stock on August 28, 2009. **

* Assumes a completion date of September 28,2009. If the offering period is extended this date will be extended accordingly.

** In order to remain eligible, on the completion date the option exercise price must remain higher than the closing trading price of EFI's common stock on that date

EFI's executive officers and board of directors are not eligible to participate in the Offer to Exchange

August 28 2009

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Here is how the Stock Option Exchange Program actually works.

First, both you and your stock options must meet certain eligibility requirements.

In order for you to be eligible to participate in the Offer, you must bean active employee of EFI and remain employed by EFI through the closing date of the Offer. Executive officers and board of directors are not eligible to participate in the Offer.

In order for your stock options awards to be eligible, they must have been granted before February 28, 2009 and have an expiration date of March 28, 2010 or later. Any options that were granted less than six months before the beginning of the Offer to Exchange or that expire less than six months after the completion of the Offer, based on their original terms will not be eligible.

In addition, eligible stock options must have an exercise price that is greater than the closing price of EFI's common stock on the trading day before the Offer commences (that trading day is August 28, 2009) and remains greater than the closing price of EFI's common stock on the trading day that the Offer is completed (September 28, 2009 unless extended).

If you exercise any portion of your eligible option during the Offer, the entire grant will become ineligible.

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Evaluate

Transition Slide

Exchange Ratios are on Grant-by-Grant Basis

One(l)

Restricted

Stock

Unit

Example:

« You exchange a single grant of 450 eligible stock options

Exchange ratio for the eligible stock option is 4.5 stock options for 1 RSU

As you heard a minute ago, the reason for offering stock is to reward you for your contributions to EFI's long-term success. However, we believe that when stock options are significantly underwater, they are less effective in helping us meet this goal.

We are offering a special one-time stock option exchange program to give you an opportunity to realize the value of your eligible underwater stock options. Through this Offer to Exchange, you can elect to exchange some, all, or none of your eligible underwater stock options. If you participate in the Offer, you will get a smaller number of RSUs or, in certain cases, cash.

The choice to participate in this Offer is yours. But the opportunity has a limited timeframe. The offering period opens on August 31, 2009 and closes on September 28, 2009 at 9:00 p.m. Pacific Daylight Time.

efi

New RSUs will be Unvested

If the full vesting date of your exchanged stock option is ...	This is when and how you will vest for your new RSUs ... Mar 28, 2010	Mar 28, 2011	Mar 28, 2012	Mar 28, 2013
On or before: March 28, 2010	Portion of original option vesting on or before 3/28/10			
On or after: March 29, 2010 and before March 29, 2011	Portion of original option vesting on or before 3/28/10	Portion vesting between 3/29/10 & 3/28/11		
On or after: March 29, 2011 and before March 29, 2012	Portion of original option vesting on or before 3/28/10	Portion vesting between 3/29/10 & 3/28/11	Portion vesting between 3/29/11 & 3/28/12	
On or after: March 29, 2012 and before March 29, 2013	Portion of original option vesting on or before 3/28/10	Portion vesting between 3/29/10 & 3/28/11	Portion vesting between 3/29/11 & 3/28/12	Portion vesting between 3/29/12 & 3/28/13

The vesting schedules above assume a completion date of September 28, 2009. If the Offer is extended the completion date will be correspondingly delayed and the vesting schedule will be adjusted accordingly.

August 28 2009

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If you are eligible and elect to exchange your eligible stock options, your newly issued RSUs will be unvested, even if the eligible options you exchanged were completely vested.

As you can see in this table, the new RSUs will have a vesting period that roughly is intended to match your original option beginning with the period March 28, 2010.

If your stock options are fully vested as of March 28, 2010 your new RSUs will be fully vested on that date, as long as you remain an active employee of EFI and meet the terms and conditions of your award.

Why the extra vesting for RSUs? Well, remember, one of the goals of the Offer is to reward employees for long-term success. The vesting schedule under the Stock Option Exchange Program promotes this goal.

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Get the Facts

Before deciding to participate in the EFI Stock Option Exchange, you should read EFI's Offer to Exchange as well as all documents related to the Stock Option Exchange, as they become available

EFI recommends that you seek advice from your personal legal, tax, and/or investment advisors

Utilize available resources:

U.S. Securities and Exchange Commission (SEC) website at

(www.sec.gov) " Stock Option Election Website https://webapps.efi.internal/exchange

Intranet—Stock Option Exchange http://info-new/departments/hr/soe.asp

Q&As

Send additional questions to the EFI Option Exchange email

mailto:efioptionexchange@efi.com

Attend EFI Stock Option Exchange training webcasts

August 28 2009

Newly issued RSUs will be governed by the terms and conditions of the 2009 Equity Incentive Award Plan and the RSU Agreement there under regardless of the Plan governing the original stock option.

A tax prospectus relating to the Stock Option Exchange Program and the 2009 Plan is available on a country-by-country basis in the Offer to Exchange and on the Stock Option Election Website. For all additional tax information, please see your tax advisor.

Evaluate Your Options

Make the Right Choice forYou

1 RSUs provide value even if EFI's stock price does not increase after the grant date. However, because the exchange ratios are not one-for-one, stock options you choose to exchange could over time have more economic value than the new RSUs that you receive

2 New RSUs granted in the Offer to Exchange will be subject to different and possibly longer vesting schedules, even if the eligible options you exchanged were fully vested

3	It is not a one-for-one exchange—you will receive fewer new RSUs than the eligible stock options you exchange

4 Do not forget to consider taxes and social security contributions. In general, your new RSUs will be taxed, and social security contributions made when the RSU vests. Please note that taxation and social security contribution rules vary from country to country.

August 28 2009

You have heard why EFI is offering this voluntary Stock Option Exchange Program and how it works, but how do you decide whether participating is right for you?

To start, it is important to review all of the materials provided to you about the Offer. You may want to speak with a professional advisor, like a tax expert or financial planner, about what makes sense for you and your personal situation.

As you are deciding, consider these four points:

First, RSUs have value you can realize whether EFI's stock prices goes up or down in the future. However, if EFI's stock price increases in the future, it is possible that options you exchange could over time have more economic value than the new RSUs you would receive through the Offer to Exchange.

Second, the RSUs issued in the Offer will be subject to new vesting schedules, which will probably be longer than your eligible option. This will be true even if the options you are exchanging were fully vested.

Third, it is not a one-for-one exchange. You will receive fewer RSUs than options exchanged.

And fourth, don't forget to consider taxes. In general, your new RSUs will be taxed when they vest. But taxation rules vary from country to country. So, you will want to carefully review all of the documents provided and possibly seek guidance from your legal, tax, or financial professionals. Due to potential tax considerations in Israel and The Netherlands, EFI has requested a ruling in both countries. Please review the Offer documents, if applicable.

Other Important Details

Certain employees automatically will receive cash payments if they exchange their eligible stock options, if:

The fair value of the option exchanged is $250 or less; or

You are an eligible employee in one of the following countries:

Australia, Belgium, Brazil, Canada, China, France, Italy, South Korea, Mexico, Singapore, Spain, Sweden or the United Kingdom

August 23 2009

There is one other important detail to know about. If you are an eligible employee in certain countries or the fair value of the stock option being exchanged is equal to or less than $250, you will receive cash instead of RSUs if you elect to participate in the exchange.

If the fair value of the stock option you elect to exchange is less than $50, a minimum of $50 will be paid. If you receive cash for your stock options, taxes generally will be withheld.

It is worth repeating—receiving a cash payment is not a choice. It will only happen if you are either employed by EFI in certain countries or the fair value of the exchange stock option is equal to or less than $250, and you elect to participate in the Offer to Exchange.

Reminder to Supervisors: If Asked Questions

DO

Answer questions by directing employees to Stock Option Exchange Election Website, Stock Option Exchange intranet page, and Q&As.

When in doubt, refer employee to Stock Option Administrator at efioptionexchange@efi.com

Generally, follow the steps indicated in any past or future emails or reminders addressed to you

DON'T

Give any advice about whether to participate in offer

Answer questions via email or voicemail

We are required under SEC rules to file all such communications-

Greate your own presentations, slides, summaries of the option exchange offer or any other option exchange offer related materials

IF you forget and leave voicemail or send an email, please immediately contact Bryan Ko or Justyna Rostocka in SR so appropriate actions may be taken

August 28 2009

Stock Option Exchange Election Website https://webapps.efi.intemal/exchange Stock Option Exchange Intranet Website http://info-new/departments/hr/soe.asp

Elect

Transition Page

Stock Option Exchange Election Website https://webapps.efi.intemal/exchange

EFI's E3—Educate, Evaluate, & Elect

August 23 2009 17

Now that you have heard about the basics on the Stock Option Exchange Program, it is time for you to take action.

This presentation has helped to educate you about the EFI Stock Option Exchange Program. Based on this information and the additional documentation available to you can evaluate your options and elect whether it is right for your personal circumstances to participate in this Offer.

Remember the three important steps: Educate. Evaluate. And Elect. That is what it means to "Take Stock" in the EFI Stock Option Exchange Program.

You can complete these steps on the Stock Option Exchange Election Website.

Stock Option Exchange Election Website

August 28 2009

You have started the first one—learning about the program—by attending this presentation or viewing these slides. To learn more about the Offer to Exchange, you should review all of the documents available to you, especially the legal document called a Schedule TO entitled "Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units and/or Cash Payments." You may also want to consult with a professional advisor to consider how your choices fit with your personal circumstances.

Stock Option Exchange Election Website

August 28 2009

Next, evaluate how many RSUs (or cash) that you can receive in exchange for your eligible stock options. You will want to consider the new vesting schedule, along with tax impacts, too. You will find all of this information on the Stock Option Exchange Election Website.

All simulations are hypothetical and are not intended to recommend that you do or do not participate in the Offer to Exchange. This is not a financial ortaxplanningtool. Finally, in providing the exchange simulator and illustrating a hypothetical stock price, EFI makes no forecast or projections regarding the future market price of EFI common stock. You should not rely on any hypothetical stock price shown therein/herein. For advice about your specific circumstance you may want to consult you legal, financial, tax, and/or investment advisors.

The Blue Graph shows the intrinsic value if you "Keep All Existing Grants." Please note that if these options are underwater at your hypothetical stock price they will not have any intrinsic value.

The Orange Graph shows the intrinsic value if you "Exchange all Grants."

The Green Graph shows the intrinsic value of "Your Simulated Election." In this case you will see the aggregate value of the grants that you elect to exchange and the grants that you elect to keep if the simulated grants are actually selected in your election.

Stock Option Exchange Election Website

August 28 2009

Break-even graphs are available on a grant-by-grant basis by pressing the grant number or selecting the graph button on the election page .

All simulations are hypothetical and are not intended to recommend that you do or do not participate in the Offer to Exchange. This is not a financial or tax planning tool. Finally, in providing the exchange simulator and illustratinga hypothetical stock price, EFI makes no forecast or projections regarding the future market price of EFI common stock. You should not rely on any hypothetical stock price shown therein/herein. For advice about your specific circumstance you may want to consult you legal, financial, tax, and/or investment advisors.

Stock Option Exchange Election Website

August 28 2009

Finally, if you choose to participate, you can make your election on the Stock Option Exchange Election Website. Once again, the election period is August 31, 2009 through 9 PM PDT September 28, 2009. If you make an election, then change your mind, that is fine, as long as you change your election before 9 PM PDT on September 28.

Remember, the Stock Option Exchange Program is completely voluntary. Only you can decide whether to exchange some, all or none of your eligible stock options. If you decide not to participate, you will keep your current stock options on their current terms. See the Q&As for additional information is your existing options are Incentive Stock Options (ISOs). The type of grant you are exchanging is indicated on the election page.

Please note that as you are printing out your election confirmation, some of them print better in landscape than portrait format.

Take Stock

Educate Yourself

Review all of the Stock Option Exchange Program documents available to you

Consult with your professional advisors

Evaluate Your Options

See how many RSUs (or cash) you can receive in the exchange

Review the vesting schedule

Considerthe tax implications

Elect Whether to Participate

Log on at https://webapps,efi,internal/exchange to make your election

Make, change, or withdraw your election by 9PM PDT on September 28,2009

August 28 2009

Take the right action for you and your personal circumstances.

Additional information is available :

Stock Option Exchange Election Website https://webapps.efi.internal/exchange

Stock Option Exchange Intranet Website http://info-new/departments/hr/soe.asp

If you still have questions, please contact the Stock Option Administrator

EFIoptionexchange@efi.com

The Offer will be open between August 31, 2009 and September 28, 2009 (9 PM PDT)

https://webapps.efi.intemal/exchange

EFI Stock Option Exchange Program

This presentation is intended for employees who are eligible to participate in the EFI Stock Option Exchange Program. Complete eligibility details can be found in the Offer to Exchange and the Questions and Answers included on the Stock Option Exchange Intranet Website or the Stock Option Exchange Election Website.

All information in this presentation is as of August 28, 2009 and we do not intend, and undertake no duty to update this presentation.

August 28 2009

This presentation provides a brief summary of the Stock Option Exchange Program. The full legal terms of the Stock Option Exchange Program are described in the Offer to Exchange, available to you online. If you have any questions about the Stock Option Exchange Program, you should refer to the Offer to Exchange.

Please note that no EFI employee or representative is permitted to advise you whether or not to participate in the Stock Option Exchange Program. You should consult professional advisors to determine what makes the most sense for you in light of your personal circumstances.

Stock Option Exchange Program Webcasts and Live Information Sessions

The Calendar of Employee Information Sessions is available at the following locations:

Stock Option Exchange Election Website https://webapps.efi.internal/exchange

Stock Option Exchange Intranet http://info-new/departments/hr/soe.asp

If updated information is posted to these sites, an email notification will be sent to eligible employees.

Stock Option Webcast or Live Information Sessions

Meredith sessions may be live and/or webcast. All other sessions will be webcast only.